Exhibit 99.4

C123456789 000000000.000000 ext. 000000000.000000 ext 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext Please sign and date the enclosed Written Consent, and then deliver the Written Consent to Computershare, using MR A SAMPLE any of the following methods: DESIGNATION (IF ANY) ADD 1 Vote by telephone ADD 2 • Call toll free 1-800-652-VOTE (8683) within the USA, US ADD 3 territories & Canada on a touch tone telephone ADD 4 • Follow the instructions provided by the recorded ADD 5 ADD 6 message Mail: Computershare Investor Services P.O. Box 505008 Louisville, KY 40233-9814 Attention: Proxy Services Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. WRITTEN CONSENT qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q WRITTEN CONSENT OF COMMON UNITHOLDERS OF SUNCOKE ENERGY PARTNERS, L.P. (“SXCP”) TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 4, 2019 (THE “MERGER AGREEMENT”), BY AND AMONG SUNCOKE ENERGY, INC. (“SUNCOKE”), SC ENERGY ACQUISITION LLC (“MERGER + SUB”). SXCP. AND SUNCOKE ENERGY PARTNERS GP LLC Please return this Written Consent no later than 5:00 p.m., Central Time, on __________, 2019, which is the final date that the Board of Directors of the general partner of SXCP has set for receipt of the written consents. Your common units of SXCP (“SXCP Common Units”) will be tabulated and voted as you indicate below. Any executed written consent returned without indicating a decision on the proposal will be voted to APPROVE the proposal. The undersigned record holder of _______ SXCP Common Units hereby consents to, and does hereby approve, the Merger Agreement and the transactions contemplated thereby, including the merger of Merger Sub with and into SXCP, with SXCP surviving as a wholly-owned subsidiary of SunCoke. By signing this Written Consent, a unitholder of SXCP shall be deemed to have voted in favor of the proposal described above with respect to all SXCP Common Units which such unitholder is entitled to vote. THIS WRITTEN CONSENT MAYBE REVOKED AT ANYTIME PRIOR TO THE RECEIPT BY SXCP OF WRITTEN CONSENTS REPRESENTING A MAJORITY OF THE OUTSTANDING SXCP COMMON UNITS BY FILING A WRITTEN INSTRUMENT REVOKING THE WRITTEN CONSENT WITH SXCP’S CORPORATE SECRETARY. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. (Please date this Written Consent and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.) Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 419288 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 032BCA